Selected Tax Matters

Certain Intelsat entities are members of a Luxembourg tax unity (of which Intelsat Holdings S.A. is the parent) (the “Lux Tax Unity”). The Lux Tax Unity has certain Luxembourg net operating losses (“Lux NOLs”) that can be used by any member of the Lux Tax Unity to offset taxable income in Luxembourg. The attached analysis provided by Intelsat to its stakeholders’ legal and financial advisors in May of 2021 was based on Intelsat’s current business plan, certain future projections beyond the period contemplated in such plan and estimates under Luxembourg GAAP that are subject to change, and further assumed that any restructuring transaction would occur on December 31, 2021. The analysis further assumed that no cancelation of indebtedness income (“CODI”) would be recognized as a result of the implementation of the Plan. Selected Tax Matters Luxembourg Tax Considerations

In the scenario that the Lux Tax Unity is not preserved and Intelsat Jackson Holdings S.A. (“Jackson”) and certain of its subsidiaries (including Intelsat Ventures S.à r.l. (“Ventures”)) exit the Lux Tax Unity in 2021, Intelsat estimates that Jackson and Ventures would retain approximately $3.817 billion of Lux NOLs immediately after the implementation of any restructuring transaction. Intelsat estimates that Jackson and its subsidiaries would, together in a new Luxembourg tax unity, (a) pay approximately $729mm of Luxembourg income taxes on a gross basis, and approximately $188mm, $92mm, or $63mm on a net present value basis (utilizing an 8.0%, 12.5%, or 15.0% discount rate (respectively) and assuming income taxes are paid at the end of each year), from June 30, 2021 through and including 2040, with such tax payments beginning in 2036, and (b) pay approximately $1,428mm of Luxembourg taxes on a gross basis, and approximately $317mm, $145mm, or $95mm on a net present value basis (utilizing an 8.0%, 12.5%, or 15.0% discount rate (respectively) and assuming income taxes are paid at the end of each year), from June 30, 2021 through and including 2044, with such tax payments beginning in 2036. Selected Tax Matters Luxembourg Tax Considerations Lux Tax Estimates – No Preservation of Lux Tax Unity – 2021 Exit

In the scenario that the Lux Tax Unity is preserved, Intelsat estimates that the Lux Tax Unity would retain approximately $8.982 billion of Lux NOLs immediately after the implementation of any restructuring transaction. Intelsat estimates that it would (a) pay approximately $0mm of Luxembourg income taxes on a gross and net present value basis, from June 30, 2021 through and including 2040, and (b) pay approximately $2mm of Luxembourg taxes on a gross basis, and approximately $0.25mm, $0.10mm, or $0.06mm on a net present value basis (utilizing an 8.0%, 12.5%, or 15.0% discount rate (respectively) and assuming income taxes are paid at the end of each year), from June 30, 2021 through and including 2044, with such tax payments beginning in 2044. Selected Tax Matters Luxembourg Tax Considerations Lux Tax Estimates – Preservation of Lux Tax Unity